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EXHIBIT 77M FOR RIVERSOURCE MANAGERS SERIES, INC.

     Merger of RiverSource Strategy Aggressive Fund into RiverSource
     ---------------------------------------------------------------
     Aggressive Growth Fund
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     On March 10, 2006, RiverSource Strategy Aggressive Fund (the Selling
     Fund), a series of RiverSource Strategy Series, Inc. (the Selling Corporation), merged into RiverSource Aggressive Growth Fund (the Buying Fund), a series of RiverSource Managers Series, Inc. (the Buying Corporation).

     BOARD ACTION: Board members of the Selling Corporation and the Buying Corporation, at meetings held on November 9-10, 2005, approved an Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing shareholders of the respective Fund would not be diluted as a result of the reorganization.

     SHAREHOLDER APPROVAL: The shareholders of the Selling Fund approved the Agreement between the Selling Fund and the Buying Fund at a shareholder meeting held on February 15, 2006.

     TERMS OF THE REORGANIZATION: Under the Agreement, the Selling Fund transferred all of its assets to the Buying Fund in exchange for Class A, B, C, I and Y shares of the Buying Fund. Those shares were distributed proportionately to the shareholders of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. The shareholders did not pay any sales charge in connection with the distribution of shares. RiverSource Investments, LLC agreed to bear the costs of effecting the Reorganization.

     Merger of RiverSource Discovery Fund into RiverSource Small Cap Equity Fund
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     On March 10, 2006, RiverSource Discovery Fund (the Selling Fund), a
     series of RiverSource Bond Series, Inc. (the Selling Corporation), merged into RiverSource Small Cap Equity Fund (the Buying Fund), a series of RiverSource Managers Series, Inc. (the Buying Corporation).

     BOARD ACTION: Board members of the Selling Corporation and the Buying Corporation, at meetings held on November 9-10, 2005, approved an Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing shareholders of the respective Fund would not be diluted as a result of the reorganization.

     SHAREHOLDER APPROVAL: The shareholders of the Selling Fund approved the Agreement between the Selling Fund and the Buying Fund at a shareholder meeting held on February 15, 2006.

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     TERMS OF THE REORGANIZATION: Under the Agreement, the Selling Fund
     transferred all of its assets to the Buying Fund in exchange for Class A, B, C, and Y shares of the Buying Fund. Those shares were distributed proportionately to the shareholders of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. The shareholders did not pay any sales charge in connection with the distribution of shares. RiverSource Investments, LLC agreed to bear the costs of effecting the Reorganization.